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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED

         -------------------------------------------------------------

                            SIMEX TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                                             58-2465647
(State or other jurisdiction of                        (I.R.S. Employer ID. No.)
 incorporation or organization)

                   4940 Peachtree Industrial Blvd., Suite 360
                               Norcross, GA 30071
                    (Address of Principal Executive Offices)

         -------------------------------------------------------------

   CONSULTING SERVICES AGREEMENT BY AND BETWEEN SIMEX TECHNOLOGIES, INC. AND
                                  ANTOON THEIS
                              (Full Title of Plan)

  CONSULTING SERVICES COMPENSATION BY AND BETWEEN SIMEX TECHNOLOGIES, INC. AND
                          LENCOLA SULLIVAN-VERSEVELDT
                              (Full Title of Plan)

 CONSULTING SERVICES AGREEMENT BY AND BETWEEN SIMEX TECHNOLOGIES, INC. AND THE
                              OTTO LAW GROUP, PLLC
                              (Full Title of Plan)

            LETTER AGREEMENT RE: CONSULTING SERVICES BY AND BETWEEN
                  SIMEX TECHNOLOGIES, INC. AND VINTAGE FILINGS
                              (Full Title of Plan)

   CONSULTING SERVICES AGREEMENT BY AND BETWEEN SIMEX TECHNOLOGIES, INC. AND
                               A.G. LOGHER-MULDER
                              (Full Title of Plan)

   CONSULTING SERVICES AGREEMENT BY AND BETWEEN SIMEX TECHNOLOGIES, INC. AND
                                FRED J. GRIFFIN
                              (Full Title of Plan)


                                Robert Altenbach
                             Greenberg Traurig, LLP
                       3290 Northside Parkway, Suite 400
                               Atlanta, GA 30327
                                 (678) 553-2100
      (Name, Address and Telephone Number of Agent for Service of Process)

If any of the Securities being registered on this Form S-8 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ___

                        CALCULATION OF REGISTRATION FEE

Title of                         Proposed Maximum  Proposed Maximum
Securities to    Amount to be    Offering Price    Aggregate          Amount
be Registered    Registered(1)   Per Share(2)      Offering Price(2)  of Fee(2)
-------------    -------------   ------------      -----------------  ---------

Common Stock,     5,031,666            $.08        $   402,533       $ 51.01
$0.001 par value

(1) The consulting services agreement ( the " Theis Consulting Agreement") between the Company and Antoon Theis ("Theis") provides for 2,300,000 shares of common stock of the Company to be issued to Theis in exchange for performing part time business development and industry analysis of the security products industry. The term of the Theis Consulting Agreement is one year and may be extended on the same terms upon mutual agreement. The Theis Consulting Agreement does not provide for the termination of the agreement by either party other than by the expiration of the term of the agreement. The Theis Consulting Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The consulting services agreement (the "Versaveldt Consulting Agreement") between the Company and Lencola Sullivan-Verseveldt provides for 1,600,000 shares of the Company to be issued as compensation for providing business development services with regard to the sale of security products and services; and providing industry analysis of the security products and services industry for the Company. The term of the Versaveldt Consulting Agreement is one year and may be extended on the same terms upon mutual agreement. The Versaveldt Agreement does not provide for the termination of the agreement by either party other than by the expiration of the term of the agreement. The Versaveldt Consulting Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The consulting services agreement (the "OLG Consulting Agreement") between the Company and The Otto Law Group, PLLC ("OLG") provides for 450,000 shares of common stock of the Company to be issued to OLG in exchange for legal advice regarding (i) capitalization, (ii) corporate organization, (iii) corporate transactions (reorganizations and recapitalizations) and (iii) corporate governance. The term of the OLG Consulting Agreement is one (1) year, and may be extended upon mutual agreement. The OLG Consulting Agreement may be terminated on thirty (30) calendar days written notice by either party. The OLG Consulting Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The letter agreement re: consulting services (the "Vintage Filings Agreement") between the Company and Vintage Filings provides for 416,666 shares of the Company to be issued as compensation to the two individuals comprising Vintage Filings for consulting with the Company regarding all aspects of the Company's EDGAR filing, responsibilities, practices and procedures and as an adjunct thereto filing the Company's '34 Act reports with the Securities Exchange Commission for a period of twelve months. No manner of termination of the agreement is provided in the letter agreement other than the expiration by time. The Vintage Filings Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The consulting services agreement ( the "Logher-Mulder Consulting Agreement") between the Company and A. G. Logher-Mulder ("Logher-Mulder") provides for 15,000 shares of common stock of the Company to be issued to Loghe-Mulder in exchange for performing part time business development and industry analysis of the security products industry. The term of the Logher-Mulder Consulting Agreement is one year and may be extended on the same terms upon mutual agreement. The Logher-Mulder Consulting Agreement does not provide for the termination of the agreement by either party other than by the expiration of the term of the agreement. The Logher-Mulder Consulting Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(1) The consulting services agreement ( the "Griffin Consulting Agreement") between the Company and Fred J. Griffin ("Griffin") provides for 250,000 shares of common stock of the Company to be issued to Fred J. Griffin in exchange for performing services in connection with the company's accounting, auditing and financial practices and procedures. The term of the Griffin Consulting Agreement is one year and may not be extended. The parties to the agreement may terminate it upon mutual agreement or upon 30 day notice one to the other. The Griffin Consulting Agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.

(2) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457. On August 30, 2004, the fair market value of the Company's common stock, determined from its closing price on the Over-the-Counter Bulletin Board was $.13 per share. On this basis, the maximum aggregate offering price for the shares being registered hereunder is $402,533, and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .0001267.


                                    PART II

[Items 1, 2, 4 and 7 are inapplicable and have been omitted.]

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated by reference in this registration statement:

(a) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, and the Company's registration statement on Form 10-SB, as amended, filed November 4, 1999;

(b) the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004, and report on Form 8-K filed August 16, 2004.

(c) The holders of common stock are entitled to one (1) vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, that may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of holders of preferred stock, if any. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

The Otto Law Group, PLLC, who has prepared this Registration Statement and the opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, has represented the Registrant in the past on certain legal matters. Subsequent to the issuance of the securities issued pursuant to the OLG Consulting Agreement hereunder, Mr. David M. Otto, the principal of The Otto Law Group, PLLC, will be the beneficial owner of approximately 450,000 shares of common stock of the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company, a Delaware corporation, is empowered by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company or his serving at the request of the Company as a director, officer, employee or agent of another company or other entity. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The bylaw of the Company provide for indemnification by the Company of its directors and officers to the full extent authorized by the DGCL. Pursuant to Section 145 of the DGCL, the Company has purchased insurance on behalf of its present and former directors and officers against liabilities asserted against or incurred by them in such capacity or arising out of their status as such.

Pursuant to specific authority granted by Section 102 of the DGCL, the Company's Certificate of Incorporation permits indemnification of directors and officers to the fullest extent permitted by law.

ITEM 8. EXHIBITS

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Norcross, GA, on this September 3, 2004.

                                                    SIMEX TECHNOLOGIES, INC.
                                                     (Name of Registrant)


Date: September 3, 2004                             By: /s/ Timothy Holly
                                                        ------------------------
                                                    Name: Timothy Holly
                                                    Its: Chief Executive Officer



                       [THIS SPACE INTENTIONALLY LEFT BLANK]

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

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NAME                                     TITLE                        DATE
--------------------------------------------------------------------------------

/s/ Timothy Holly
Timothy Holly                            Chairman of the Board of     9.01.2004
                                         Directors
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/s/ Timothy Holly
Timothy Holly                            Chief Executive Officer      9.01.2004
--------------------------------------------------------------------------------

/s/ Fred Griffin
Fred Griffin                             Chief  Financial Officer     9.01.2004
--------------------------------------------------------------------------------

/s/ Fred Griffin
Fred Griffin                             Chief  Accounting  Officer   9.01.2004
--------------------------------------------------------------------------------

______________________________________   Chief  Operating Officer and
James Brown                              Director                     9.01.2004
--------------------------------------------------------------------------------


______________________________________   Director                     9.01.2004
William Swift
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/s/ Jerome Irons                         Director                     9.01.2004
Jerome Irons
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/s/ Roel Verseveldt                      Director                     9.01.2004
Roel Verseveldt
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/s/ Cecil Brown                          Director                     9.01.2004
Cecil Brown
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______________________________________   Director                     9.01.2004
Dwight Ellison
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______________________________________   Director                     9.01.2004
Kjell Jagelid
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/s/ Nicholas Coolidge                    Director                     9.01.2004
Nicholas Coolidge
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      The above being a majority of the members of the Board of Directors

                               INDEX TO EXHIBITS

  Number                        Description                            Page
  ------                        -----------                            ----
   4.1     Consulting  Services  Agreement by and between Simex      Filed
           Technologies, Inc., and Anton Theis                      Herewith

   4.2     Consulting    Services   Agreement   between   Simex      Filed
           Technologies, Inc., and Lencola Sullivan-Versaveldt      Herewith

   4.3     Consulting    Services   Agreement   between   Simex      Filed
           Technologies, Inc. and                                   Herewith
            A. G. Logher-Mulder

   4.4     Letter Agreement Re: Consulting Services by and           Filed
           between Simex Technologies, Inc. and Vintage             Herewith
           Filings

   4.5     Consulting  Services  Agreement by and between Simex      Filed
           Technologies, Inc., and The Otto Law Group, PLLC         Herewith

   4.6     Consulting Services Agreement by and between Simex        Filed
           Technologies, Inc. and Fred J. Griffin                   Herewith

    5      Opinion of The Otto Law Group PLLC                        Filed
                                                                    Herewith

   23.1    Consent of The Otto Law Group,  PLLC  (contained  in      Filed
           exhibit 5)                                               Herewith

   23.2    Consent of Miller Ray & Houser LLP                        Filed
                                                                    Herewith